UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 10, 2005
Annuity and Life Re (Holdings), Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-16561	66-0619270

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cumberland House, 1 Victoria Street, Hamilton, Bermuda	HM 11

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(441) 296-7667

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Definitive Material Agreement.
SIGNATURES

Item 1.01. Entry Into a Definitive Material Agreement.
          On August 10, 2005, Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance, Ltd. (collectively, the “Annuity Subsidiaries”), each a direct or indirect wholly owned operating subsidiary of Annuity and Life Re (Holdings), Ltd. (“Annuity”), entered into a Master Agreement (the “Agreement”) with Prudential Select Life Insurance Company of America1 and Wilton Reinsurance Bermuda Limited (collectively, the “Wilton Subsidiaries”), each a direct or indirect wholly owned operating subsidiary of Wilton Re Holdings, Ltd. The Agreement provides for the novation to or 100% coinsurance by the Wilton Subsidiaries effective as of June 30, 2005 (the “Effective Date”) of all of the Annuity Subsidiaries’ remaining life and annuity reinsurance treaties (the “Treaties”). The Agreement contemplates that the Annuity Subsidiaries and the Wilton Subsidiaries will use commercially reasonable efforts to obtain the consent of each counterparty to the Treaties to the novation of such Treaties to the Wilton Subsidiaries. If any of these consents cannot be obtained, then the appropriate Annuity Subsidiary and Wilton Subsidiary will enter into a 100% indemnity coinsurance agreement with respect to such Treaties, effective as of the Effective Date.
          Upon the closing of the transactions contemplated by the Agreement, the Annuity Subsidiaries will pay the Wilton Subsidiaries an aggregate settlement amount equal to $91.6 million, less any expense reimbursement payments previously made by the Annuity Subsidiaries to the Wilton Subsidiaries in connection with the transactions. The $91.6 million settlement amount will consist of the funds withheld held by the cedents under certain of the Treaties on the Effective Date, which assets totaled approximately $58.4 million on that date, and cash and invested assets of approximately $33.2 million. If the cash flows arising from the Treaties and the earnings on the invested assets to be transferred to the Wilton Subsidiaries are positive between the Effective Date and the closing date of the Agreement (the “Closing Date”), such positive amount will be paid to the Wilton Subsidiaries. If such cash flows and earnings are negative, the negative amount will be credited to the Annuity Subsidiaries.
          Between the date of the Agreement and the later of (i) the first day of the first calendar month beginning at least 28 days after the Closing Date or (ii) November 1, 2005 (such date, the “Transition Date”), the Annuity Subsidiaries will continue to administer the Treaties in a manner consistent with current practices. The Wilton Subsidiaries will pay the Annuity Subsidiaries a fee of $30,000 per month for these administration services and will reimburse the Annuity Subsidiaries to the extent that the cost of any approved third party engaged to provide such services exceeds the $30,000 fee.
          The Agreement includes mutual indemnification provisions covering, among other things, all costs and expenses arising or resulting from any breach of any representation or warranty, any breach of any covenant and certain excluded liabilities. Neither the Annuity Subsidiaries nor the Wilton Subsidiaries will have any liability for indemnification with respect to losses relating to breaches of representations or warranties under the Agreement, unless and

[1]	To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

until the total of all such losses exceeds $25,000, and then only for the amount by which such losses exceed $25,000. The total liability for losses relating to breaches of representations or warranties under the Agreement shall not exceed $2,000,000 in the aggregate for the Annuity Subsidiaries, on the one hand, or the Wilton Subsidiaries, on the other hand. In order to secure their indemnification obligations under the Agreement, each of the Annuity Subsidiaries is required to maintain statutory capital and surplus of at least $2,000,000 for 18 months following the Closing Date, and Annuity has agreed not to take any action that would reduce the statutory capital and surplus of the Annuity Subsidiaries below such levels.
          The consummation of the transactions contemplated by the Agreement is subject to certain closing conditions, including the receipt of requisite regulatory and other approvals, including the approval of Annuity’s shareholders and retrocessionaires. In connection with the execution of the Agreement, Annuity’s directors and officers, as well as certain significant shareholders, executed voting agreements obligating them to vote in favor of the transactions contemplated by the Agreement (the “Voting Agreements”). As of the date of the Agreement, holders of approximately 26.6% of Annuity’s outstanding common shares had signed Voting Agreements.
          The Agreement is terminable by any party if the closing of the transactions has not occurred on or before January 2, 2006 and may also be terminated, in limited circumstances, by the Annuity Subsidiaries if Annuity’s Board of Directors determines it has a fiduciary obligation to pursue a superior proposal. In such case, the Voting Agreements would terminate and Annuity would be obligated to pay the Wilton Subsidiaries a $500,000 “break-up” fee and any out of pocket expenses they incurred in connection with the transactions. If the Agreement is terminated by any party due to the failure of Annuity’s shareholders to approve the transaction, Annuity would be obligated to reimburse the Wilton Subsidiaries for the out of pocket expenses they incurred in connection with the transactions. UBS Investment Bank acted as Annuity’s financial advisor in connection with the transactions contemplated by the Agreement.
          Following the consummation of the transactions contemplated by the Agreement, Annuity expects its GAAP book value per common share will be between $1.70 and $1.84. The financial condition and results of operations of Annuity and the Annuity Subsidiaries, however, will remain subject to certain contingencies, including obligations for amounts that may be due under previously terminated or recaptured reinsurance agreements relating to deaths occurring prior to such terminations or recaptures and obligations that have been 100% reinsured with third parties, but for which Annuity remains liable in the event the reinsurer is unable or unwilling to pay its obligations. Annuity also remains subject to certain third party claims, including an outstanding claim by Transamerica for $6.0 million related to a life reinsurance agreement novated to Transamerica effective as of December 31, 2004. Annuity also has continuing obligations under employment agreements with certain of its employees, including obligations to make severance payments under certain circumstances. The amount of funds that may be available for distribution from the Annuity Subsidiaries to Annuity and its shareholders will also likely be limited by continuing regulatory requirements, policyholder obligations that will remain following the Closing Date and normal working capital requirements.

          Annuity will continue to explore strategic alternatives to attempt to maximize its economic value for shareholders, including a merger, sale, joint venture or other comparable transaction. Annuity cannot make any assurance that these transactions will be completed on favorable terms. As a result of Annuity’s remaining commitments and contingencies, Annuity’s shareholders will ultimately not likely realize an economic value in any strategic transaction that approximates Annuity’s GAAP book value per common share following the consummation of the transactions contemplated by the Agreement.
          The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by Annuity or on its behalf. All statements which address the financial impact of the proposed transactions, Annuity’s future operating performance, or events or developments that Annuity expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Annuity cautions that the actual financial impact of the proposed transactions, Annuity’s actual future operating performance, and other actual events and developments could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause Annuity’s actual operating performance or financial condition or other actual events or developments to differ from those expressed or implied in Annuity’s forward-looking statements include, but are not limited to, the ability of Annuity and the Annuity Subsidiaries to satisfy the conditions precedent to closing the transactions described in this report and otherwise consummate those transactions. Investors are also directed to consider the risks and uncertainties discussed in other documents Annuity has filed with the Securities and Exchange Commission, and in particular, Annuity’s Annual Report on Form 10-K for the year ended December 31, 2004. Annuity does not undertake to update any forward-looking statement that may be made from time to time by or on Annuity’s behalf.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
Date: August 11, 2005	By:	/s/ John W. Lockwood
John W. Lockwood
Chief Financial Officer